FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, effective as of February 4, 2026 (the “Agreement”), is made among each Acquiring Fund (as defined and listed in Schedule A), severally and not jointly (each, an “Acquiring Fund”), and each Acquired Fund (as defined and listed in Schedule A), severally and not jointly (each, an “Acquired Fund,” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (the “Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with an Acquired Fund’s then-current registration statement, as amended and/or supplemented from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind.

(ii) Timing/advance notice of redemptions.

(A) [Reserved.]

(B)

For Acquired Funds that are Exchange-Traded Funds: Only upon the request of the relevant Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant (as defined under Rule 6c-11 under the 1940 Act) that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 3% of the relevant Acquired Fund’s total outstanding shares) equally over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and consistent with an Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, the Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, each Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(b) In order to assist an Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.  Representations of the Acquired Funds.

(a)  In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)  Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided pursuant to Section 1(a)(3) will be used solely for the purposes of this Agreement.

3.  Representations of the Acquiring Funds.

(a)  In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b) Each Acquiring Fund shall notify an Acquired Fund prior to submission of any purchase order for shares of an Acquiring Fund that will, if effected:

(i) cause such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

(ii) cause such Acquiring Fund to hold 10% or more of any Acquired Fund’s total outstanding voting securities if such Acquired Fund is a closed-end investment company; and

(iii) cause such Acquiring Fund to hold 25% or more of such Acquired Fund’s total outstanding voting securities if such Acquired Fund is an open-end investment company.

(c)  In the event any purchase or acquisition of shares of an Acquired Fund that is a closed-end investment company causes the Acquiring Fund and its Advisory Group (as defined herein) to own collectively 3% or more of such Acquired Fund’s total outstanding voting securities, the Acquiring Fund shall vote the shares owned of such Acquired Fund in the same proportion as the votes of the other beneficial shareholders of such Acquired Fund (commonly referred to as “echo voting”). “Advisory Group” as used herein, shall include all advisory clients of the Acquiring Fund’s adviser, all clients of any adviser affiliated with the Acquiring Fund’s adviser, and any other parties acting in concert or otherwise coordinating with the Acquiring Fund with respect to investment in the Acquired Fund.

(d)  The requirements set forth in Sections 3(b)(i), 3(b)(ii), 3(b)(iii) and 3(c) shall not apply where the Acquiring Fund is in the same “group of investment companies” (as defined under the Rule) as an Acquired Fund or the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by, or under common control with such investment sub-adviser acts as an Acquired Fund’s investment adviser or depositor.

(e)  An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.  Changes to Acquiring Funds and Acquired Funds

In the event that any party wishes to add additional Acquiring Funds or Acquired Funds to this Agreement, or to remove certain Acquiring Funds or Acquired Funds from this Agreement, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, such Schedule A shall be amended accordingly. Except as modified by the amended Schedule A, all other terms and conditions of this Agreement shall remain in full force.

5.  Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these address and other contact information below.

If to the Acquiring Funds:	If to the Acquired Funds:

EA Series Trust

c/o Compliance Dept.

3803 West Chester Pike, Suite 150

Newtown Square, PA 19073

Email: compliance@etfarchitect.com

With a copy to:

ETF Architect

Attn: Legal Dept.

3803 West Chester Pike, Suite 150

Newtown Square, PA 19073

Email: legal@etfarchitect.com

DoubleLine ETF Trust

c/o Compliance Dept.

2002 North Tampa St. Suite 200

Tampa, FL 33602

Email: Compliance@doubleline.com

With a copy to:

DoubleLine ETF Adviser LP

Attn: Legal Dept.

2002 North Tampa St. Suite 200

Tampa, FL 33602

Email: Legal@doubleline.com

6.  Term and Termination; Assignment; Amendment; Governing Law

(a) This Agreement shall become effective as of the date first set forth above and be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in the applicable Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) Other than as set forth in Sections 5 and 6 herein, this Agreement may be amended only by a writing that is signed by each affected party.

(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Funds.

(g) In the case of each fund that is a Massachusetts business trust (or a series thereof), a copy of the Declaration of Trust of the fund is on file with the Secretary of The Commonwealth of Massachusetts. For the avoidance of doubt, no director, trustee, officer, employee, agent, employee or shareholder of any such fund (or any other such fund party hereto) shall have any personal liability under this Agreement, and this Agreement is binding only upon the assets and property of the applicable series of each such fund.

(h) This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

7.	Miscellaneous.

(a) Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (“PDF”) shall be deemed to be of the same force and effect as a manual signature on a manually executed document.

(b) Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DoubleLine ETF Trust,

on behalf of itself and each of the Acquired Funds listed in Schedule A

Name of Authorized Signer	Print	Signature
Title: Authorized Signer	Ronald Redell	/s/ Ronald Redell

EA Series Trust,

on behalf of itself and each of the Acquiring Funds listed on Schedule A

Michael D. Barolsky	Print	Signature
Title: Vice President & Secretary	Michael D. Barolsky	/s/ Michael D. Barolsky

SCHEDULE A

List of Funds to Which the Agreement Applies

For purposes of this Agreement and Schedule A (which schedule may be amended from time to time), the terms “Acquiring Fund” and “Acquired Fund” shall mean any Fund listed here (i.e., the “Acquiring Fund”) investing in any other Fund listed here that has a different primary investment adviser (i.e., the “Acquired Fund”).

Acquiring Funds

The following series of EA Series Trust:

EA Astoria Dynamic Core US Fixed Income ETF (AGGA)

Acquired Funds

The following series of DoubleLine ETF Trust:

DoubleLine Asset-Backed Securities ETF (DABS)